Exhibit 10.1

July 26, 2010

Karl D. Noone

[Redacted]

Dear Karl:

We are pleased to offer you the position of Senior Vice President and Corporate Controller of Atlantic Tele-Network, Inc. (the “Company”) reporting to the Chief Financial Officer.

Your initial salary will be $210,000 per year, payable bi-weekly.  In addition, you will be eligible for an annual cash performance bonus of up to 30% of your base salary (pro-rated for the first year).   This bonus is discretionary and not earned until paid.  The amount of the bonus in any year will be based on a number of factors, including your overall performance, your performance against set objectives and the performance of the Company overall.

Subject to board approval, you will also be issued 5,000 shares of restricted stock and options to purchase 15,000 shares of the Company’s common stock, both with four-year proportional annual vesting.  The options will carry a ten-year term and an exercise price equal to fair market value on the date of grant.

As a Company employee, you will be eligible to participate in the Company’s medical, dental, life and disability insurance plans.  Additionally, you will be eligible to participate in our 401(k) plan the 1st of the month following 90 days of employment.  At such time you become eligible for these benefits, you will receive enrollment information. You will earn vacation at the rate of 3 weeks per year accrued monthly.  Rebekah Larsen will follow up with you on the details of all the benefits plans, enrollment and employee contributions separately.  A copy of the current Employee Handbook will be provided to you after your start date and will require you to sign and return a form acknowledging you have read and understood the Company’s policies and have been provided the opportunity to address any questions or concerns you may have.

We fully expect that you will comply with any post-employment obligations you may have to your current and past employers with respect to confidentiality and similar matters; your responsibilities with ATN will in no way require your breaching any such obligations.  By accepting this offer, you are confirming that you are not subject to any non competition or similar agreement or duty to any other person that might interfere with your employment with ATN or the performance of your responsibilities as described above.

If you accept this offer, you will be an employee-at-will, which means that either you or ATN is free to terminate the employment relationship at any time with or without cause, and you are agreeing not to engage in any competitive work during your employment or within six months after leaving ATN’s employment, whether you leave voluntarily or involuntarily. For such purposes, competitive work includes performing work for, or directly benefitting, competitors of ATN or any of our subsidiaries or affiliates.  You will also be expected to sign and adhere to a standard confidentiality agreement protecting ATN’s and its subsidiaries’ and affiliates’ confidential and proprietary information.

We very much look forward to your joining the ATN team.  We are excited about the opportunities and believe that you will be a major contributor to ATN’s continued success.  Please call me with any questions on 978-619-13XX or email me at XXXX@atni.com.

Sincerely,

/s/ Justin D. Benincasa
Justin D. Benincasa
Atlantic Tele-Network, Inc.
Chief Financial Officer

I accept the above employment offer and confirm a start date of August 9, 2010.

/s/ Karl D. Noone